[HUBBELL COMPANY LOGO]

                Date:           January 19, 2006          NEWS RELEASE

                For Release:    IMMEDIATELY               DRAFT (1/18/06@5:10PM)
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                                                          HUBBELL INCORPORATED
                                                          584 Derby-Milford Road
                                                          P. O. Box 549
                                                          Orange, CT  06477
                                                          203-799-4100

                            Contact: Thomas R. Conlin



                        HUBBELL REPORTS HIGHER RESULTS IN

                         FOURTH QUARTER, FULL YEAR 2005



ORANGE, CT. (January 19, 2006) -- Hubbell Incorporated (NYSE: HUBA, HUBB) today reported improved operating results for the fourth quarter and full year ended December 31, 2005.

Sales in the fourth quarter of 2005 rose 7% to $535.7 million compared to $499.7 million reported in the equivalent period of 2004. Sales for the full year rose 6% to $2.11 billion compared to $1.99 billion reported for 2004. Acquisitions completed in the second and third quarters of 2005 contributed approximately 3 points and 1 point to the fourth quarter and annual percentage increases, respectively.

Net income in the fourth quarter of 2005 was 9% higher at $52.1 million versus the $47.8 million reported last year. Diluted earnings per share rose by 9% to $.84 as compared to $.77 reported in the fourth quarter of 2004. Both periods included items that affect the quarter-over-quarter comparison:

      o The fourth quarter of 2005 included a benefit of $.18 per diluted share related to the completion of federal tax audits for 2002 and 2003 while the fourth quarter of 2004 included a benefit of $.16 per share for completion of audits through 2001.

                                  -continued-

      o The fourth quarter of 2005 included special charges of $5.1 million, pre-tax, or $.05 per diluted share versus fourth quarter 2004 special charges of $2.8 million, pre-tax, or $.03 per diluted share for costs related to Electrical Segment streamlining.

      o The fourth quarter of 2005 included a benefit of $4.9 million, pre-tax, or $.05 per diluted share from the sale of a building in the Electrical Segment.

Net income for the full year 2005 was 7% higher at $165.1 million compared to $154.7 million reported last year. Diluted earnings per share were 6% higher at $2.67 versus $2.51 reported for 2004. Included in these results were:

      o In 2005, special charges of $10.9 million, pre-tax, or $.12 per share versus 2004 special charges of $16.7 million, pre-tax, or $.18 per share for Electrical Segment streamlining expenses.

      o In addition to the building sale gain, 2005 included transactional expenses of $4.6 million, pre-tax, or $.05 per diluted share recorded in the first quarter in support of the Company's strategic growth initiatives.

Cash flow from operations in 2005 was $186.7 million compared to $184.1 million for the prior year. Cash provided by operations was primarily driven by lower working capital levels offset by the timing of tax payments. Capital spending increased to $73.4 million compared with $39.1 million in the prior year due to higher investments in new equipment, new product support and capitalized Hubbell 2006 business system costs.

OPERATIONS REVIEW

"This past year was especially challenging," said Timothy H. Powers, Chairman, President, and Chief Executive Officer. "Non-residential construction - Hubbell's largest single market -- had lower volume year-over-year through much of 2005, and finished flat to 2004. The effort to recover higher costs of raw materials and energy through product pricing continued throughout the year. These factors negatively impacted the Electrical Segment resulting in flat sales and lower operating profit year-over-year."

"Hubbell's market diversity provided balance to our results," Powers added. "The Power Systems Segment had an 18% sales increase and more than 60% higher operating profits in 2005 versus the prior year. The

                                  -continued-

Segment's position as a leading supplier to North American utilities and a rapidly growing international business both contributed to the year's success. Similarly, Hubbell Industrial Technology recorded another strong year with sales up by 17% and operating profits up by 39%."

"We remained focused on our strategic initiatives and made progress in each. Specifically, our lean manufacturing initiative contributed to higher profit results at Power Systems and Industrial Technology. In addition, acceleration of new product development brought Hubbell's largest product introduction in years with 450 sku's of a new metal raceway product family. The Hubbell 2006 business system initiative accomplished another successful `go-live' during the year with half of the Company now on-line with this new business system. Streamlining in our Electrical Segment, low cost country sourcing, and acquisition initiatives also advanced during 2005."

SEGMENT REVIEW

The comments and year-over-year percentage comparisons in this segment review are based on fourth quarter results in 2005 and 2004.

Electrical Segment sales were even with 2004 but operating profit declined by 16%. Operating profit in 2005 included the gain on the building sale offset by special charges. Wiring Systems businesses reported modestly higher sales in the U.S. and Canada across most product categories, but total operating profit declined due to higher costs and factory inefficiencies. In addition, the Segment experienced soft order input from non-residential construction markets affecting sales and operating profits within commercial and industrial lighting fixture and rough-in products. Positive performances continued at operations supplying products for harsh and hazardous applications as well as in residential lighting fixtures.

Hubbell's Power Systems Segment reported a 25% increase in sales and a doubling of operating profit from growing demand both domestically and internationally. Continuing orders from utilities in storm-affected areas and contributions from acquisitions represented approximately one-half of the volume increase. The profit performance was a result of multiple factors including: higher volume, price realization, acquisition contributions, and higher productivity.

The Industrial Technology Segment reported another very solid performance with revenue and operating profit increasing by 32% and 49%, respectively. A strong industrial economy especially in the basic materials sector supplied by this Segment formed the basis for success. More technology-oriented products

                                  -continued-
such as high voltage test and instrumentation as well as specialty communications equipment also turned in higher results with double-digit improvements in sales and operating profits.

SUMMARY AND OUTLOOK

"While some markets were not as strong in 2005 as we expected, and we had continuing challenges in meeting our internal goals at some businesses, the Company's performance in 2005 improved over our very strong 2004 results," Powers added.

"Just as important to 2005 was another year of achievement in our strategic initiatives: lean, restructuring, low cost sourcing, our new enterprise-wide business system, accelerating new product development, and others. As we make improvements through these initiatives, we identify new opportunities to further improve our productivity levels and processes."

"Some of these initiatives are moving toward completion over the next year. Hubbell 2006 -- our new business system -- has two implementation stages scheduled: April and October of 2006. Once these are completed, Hubbell's investment is expected to return savings in 2007 and beyond. Streamlining actions within Hubbell's Lighting operations will be substantially complete in 2006 providing another source of improving profitability."

"The economic environment in 2006 is expected to be generally positive," Powers concluded, "with most of our base markets forecast to grow by low to mid-single digits including non-residential construction, utility, and industrial components. Residential construction appears to be the principal market where contraction is likely. As a result, we expect another year of growth for Hubbell with sales increasing by 5-7% and earnings per share for 2006 in the range of $2.60 to $2.80 including approximately $.11 per diluted share for stock-based compensation and a forecasted tax rate of 29.5%."

                                  -continued-

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company's reasonable current expectations. These statements may be identified by the use of forward-looking words or phrases such as "may", "potential", "plan", "could", "expect", "expected", "uncertain", "goal", "probably", "likely", "forecast", and variations thereof and similar terms. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and other lean initiatives; the effect and costs of the ongoing Hubbell 2006 business information system initiative and restructuring programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; ability to integrate acquisitions with our core business and forecast future sales accretion; general economic and business conditions; and competition; and other factors described in our Securities and Exchange Commission filings, including the "Business" Section in the Annual Report on Form 10-K for the year ended December 31, 2004.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for commercial, industrial, residential, utility, and telecommunications markets. With 2005 revenues of $2.11 billion, Hubbell Incorporated operates manufacturing facilities in North America, Puerto Rico, Mexico, Italy, Switzerland, Brazil, and the United Kingdom, participates in a joint venture in Taiwan, and maintains sales offices in Singapore, Hong Kong, South Korea, People's Republic of China, and the Middle East. The corporate headquarters is located in Orange, CT.

                                    # # # # #

                       (Financial Schedules are Attached.)

                              HUBBELL INCORPORATED
                       CONSOLIDATED STATEMENT OF EARNINGS
                      (in millions, except per share data)




                                                      THREE MONTHS ENDED                          TWELVE MONTHS ENDED
                                                          DECEMBER 31                                 DECEMBER 31
                                             (UNAUDITED)             (UNAUDITED)           (UNAUDITED)
                                                 2005                    2004                  2005                   2004
                                            ---------------        ---------------        --------------         --------------
NET SALES                                          $ 535.7                $ 499.7             $ 2,104.9              $ 1,993.0
Cost of goods sold                                   384.7                  358.2               1,509.9  (1)           1,431.1  (1)
                                            ---------------        ---------------        --------------         --------------

Gross Profit                                         151.0                  141.5                 595.0                  561.9

Selling & administrative expenses                     87.7  (2)              86.6                 357.9  (2)(3)          333.9
Special charges                                        5.1                    2.8                  10.3                   15.4
                                            ---------------        ---------------        --------------         --------------


Total Operating Income                                58.2                   52.1                 226.8                  212.6

INVESTMENT INCOME                                      2.5                    2.9                   9.5                    6.5
Interest expense                                      (3.9)                  (5.2)                (19.3)                 (20.6)
Other expense, net                                    (1.2)                  (1.4)                 (1.3)                  (1.2)
                                            ---------------        ---------------        --------------         --------------

Total Other Expense, net                              (2.6)                  (3.7)                (11.1)                 (15.3)
                                            ---------------        ---------------        --------------         --------------

Income Before Income Taxes                            55.6                   48.4                 215.7                  197.3

Provision for income taxes (4)                         3.5                    0.6                  50.6                   42.6
                                            ---------------        ---------------        --------------         --------------


NET INCOME                                          $ 52.1                 $ 47.8               $ 165.1                $ 154.7
                                            ===============        ===============        ==============         ==============


Earnings Per Share - Diluted                        $ 0.84                 $ 0.77                $ 2.67                 $ 2.51
                                            ===============        ===============        ==============         ==============


Average Shares Outstanding - Diluted                  61.7                   62.1                  61.8                   61.6


(1) Full year Cost of goods sold includes special charges of $0.7 and $1.3 for 2005 and 2004, respectively, related to Electrical Segment streamlining.

(2) Fourth quarter and full year Selling & administrative expenses includes $4.9 of gain on sale of a building.

(3) 2005 full year Selling & administrative expenses includes $4.6 of transactional expenses in support of the Company's strategic growth initiatives.

(4) 2005 and 2004 fourth quarter and full year Provision for income taxes includes benefits of $10.8 and $10.2, respectively, for completion of IRS examinations.

                              HUBBELL INCORPORATED
                  CONSOLIDATED STATEMENT OF EARNINGS BY SEGMENT
                      (in millions, except per share data)



                                                  THREE MONTHS ENDED                          TWELVE MONTHS ENDED
                                                      DECEMBER 31                                  DECEMBER 31
                                          (UNAUDITED)           (UNAUDITED)           (UNAUDITED)
                                              2005                 2004                  2005                    2004
NET SALES
     Electrical                                $ 370.4               $ 369.9              $ 1,496.8              $ 1,476.8
     Power                                       120.4                  95.9                  455.6                  386.2
     Industrial Technology                        44.9                  33.9                  152.5                  130.0

                                       ----------------       ---------------       ----------------       ----------------

          Total Net Sales                      $ 535.7               $ 499.7              $ 2,104.9               $1,993.0
                                       ================       ===============       ================       ================

Operating Income
     Electrical                                 $ 38.1  (1)           $ 41.9                $ 153.1  (1)           $ 173.4
     Special charges                              (5.1)                 (2.8)                 (10.9)                 (16.7)
                                       ----------------       ---------------       ----------------       ----------------
        Total Electrical                          33.0                  39.1                  142.2                  156.7
     Power                                        19.4                   9.1                   68.8                   41.2
     Industrial Technology                         5.8                   3.9                   20.4                   14.7

                                       ----------------       ---------------       ----------------       ----------------
        Subtotal                                   58.2                  52.1                  231.4                  212.6
     Unusual item                                    -                     -                   (4.6) (2)                 -
                                       ----------------       ---------------       ----------------       ----------------

          Total Operating Income                  58.2                  52.1                  226.8                  212.6
                                       ----------------       ---------------       ----------------       ----------------




(1) Fourth quarter and full year 2005 includes $4.9 of gain on sale of a building, included in Selling & administrative expenses.

(2) 2005 Unusual item of $4.6 represents transactional expenses in support of the Company's strategic growth initiatives, included in Selling & administrative expenses.

                              HUBBELL INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                  (in millions)


                                                                               (UNAUDITED)
                                                                             DECEMBER 2005            DECEMBER 2004
                                                                          ---------------------    ---------------------
 ASSETS

ASSETS

Cash and cash equivalents                                                             $ 111.6                  $ 139.9
Short-term investments                                                                  121.3                    215.6
Accounts receivable (net)                                                               310.4                    288.5
Inventories (net)                                                                       237.1                    216.1
Deferred taxes and other                                                                 40.7                     46.3
                                                                          ---------------------    ---------------------

    TOTAL CURRENT ASSETS                                                                821.1                    906.4

Property, plant and equipment (net)                                                     267.8                    261.8
Investments                                                                              78.8                     65.7
Goodwill                                                                                351.5                    326.6
Intangible assets and other                                                             148.8                     95.9
                                                                          ---------------------    ---------------------

TOTAL ASSETS                                                                        $ 1,668.0                $ 1,656.4
                                                                          =====================    =====================

LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term debt and current portion of long-term debt                                  $ 29.6                   $ 99.9
Accounts payable                                                                        159.5                    146.1
Accrued salaries, wages and employee benefits                                            41.4                     46.8
Accrued income taxes                                                                     19.6                     24.4
Dividends payable                                                                        20.2                     20.2
Other accrued liabilities                                                                89.8                     85.9
                                                                          ---------------------    ---------------------

    TOTAL CURRENT LIABILITIES                                                           360.1                    423.3

Long-term debt                                                                          199.2                    199.1
Other non-current liabilities                                                           109.2                     89.7
                                                                          ---------------------    ---------------------

TOTAL LIABILITIES                                                                       668.5                    712.1

SHAREHOLDERS' EQUITY                                                                    999.5                    944.3
                                                                          ---------------------    ---------------------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                                            $ 1,668.0                $ 1,656.4
                                                                          =====================    =====================

Certain prior year amounts have been reclassified to conform with the current year presentation.

                              HUBBELL INCORPORATED
           CONDENSED CONSOLIDATED CASH FLOWS FROM OPERATING ACTIVITIES
                     AND SUPPLEMENTARY CASH FLOW INFORMATION
                                  (in millions)



                                                                                           TWELVE MONTHS ENDED
                                                                                               DECEMBER 31
                                                                                               (UNAUDITED)
                                                                                  ---------------        ---------------
                                                                                       2005                   2004
                                                                                  ---------------        ---------------
OPERATING ACTIVITIES
   Net Income                                                                            $ 165.1                $ 154.7
   Depreciation and amortization                                                            52.7                   48.9
   Non-cash special charges                                                                  1.9                    8.3
   Changes in working capital                                                              (26.5)                 (37.1)
   Contribution to domestic, qualified, defined benefit pension plans                      (28.0)                 (25.0)
   Other, net                                                                               21.5                   34.3
                                                                                  ---------------        ---------------

        Net cash provided by operating activities                                          186.7                  184.1

Supplementary Cash Flow Information

   Capital expenditures                                                                  $ (73.4)               $ (39.1)
   Acquisition of businesses                                                               (54.3)                     -
   Acquisition of common shares                                                            (62.7)                  (6.2)
   Borrowings under short-term bank loans                                                   29.6                      -
   Repayment of senior notes                                                              (100.0)                     -

Certain prior year amounts have been reclassified to conform with the current year presentation.